Exhibit 5.1

June 15, 2012

AerCap Aviation Solutions B.V.

AerCap House,

Stationsplein 965,

1117 EC

Schiphol, The Netherlands

Ladies and Gentlemen:

We have acted as special Unites States counsel to AerCap Aviation Solutions B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of The Netherlands, as issuer (the “Company”), and AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) existing under the laws of the The Netherlands, as guarantor (the “Guarantor”), in connection with the filing with the Securities and Exchange Commission of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form F-4 (the “Registration Statement”), relating to up to $300,000,000 in aggregate principal amount of 6.375% Senior Unsecured Notes due 2017 of the Company (the “Exchange Notes”) and the related guarantee of the Exchange Notes (the “Exchange Guarantee”) by the Guarantor to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding unregistered 6.375% Senior Unsecured Notes due 2017 (the “Old Notes”), and the related guarantees of the Old Notes.  The Old Notes and the Exchange Notes, and the related Exchange Guarantee and the Old Guarantee, were and will be, respectively, issued pursuant to the Indenture, dated as of May 22, 2012 (the “Indenture”), among the Company, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”).  The exchange of the Old Notes for the New Notes will be made pursuant to the requirements of the Registration Rights Agreement dated as of May 22, 2012 (the “Registration Rights Agreement”) among the Company, the Guarantor and Citigroup Global Markets Inc.

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantor and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.  With regard to certain matters of Dutch law, we have relied, with the Company’s permission, upon the opinion of NautaDutilh N.V. filed as Exhibit 5.2 to the Registration Statement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.     The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Old Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of good faith, reasonableness, fair dealing and materiality and (c) possible judicial action giving effect to foreign government actions or foreign law.

2.     The Exchange Guarantee, when the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the Old Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the qualification that (i) enforceability of the obligations of the Guarantor thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy; (b) concepts of good faith, reasonableness, fair dealing and materiality, and (c) possible judicial action giving effect to foreign government actions or foreign law, and (ii) the waiver of defenses by the Guarantor in the Exchange Guarantee may be limited by principles of public policy in New York.

To the extent that the obligations of the Company and the Guarantor under the Exchange Notes, the Exchange Guarantee and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Indenture has been duly authorized by the Company, the Guarantor and the Trustee and duly executed and delivered by the Trustee; (ii) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iii) each of the Company and the Guarantor is validly existing and has the requisite organizational and legal power and authority to issue the Exchange Notes and Exchange Guarantee, respectively; and (iv) the Exchange Notes have been duly authorized, executed and delivered by the Company.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantee, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantee and that the issuance and delivery of the Exchange Notes and the Exchange Guarantee, all of the terms of the Exchange Notes and the Exchange Guarantee and the performance by the Company and the Guarantor of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor.

The foregoing opinions are limited to matters involving the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose.  We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY AND McCLOY LLP